EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for the Quarter Ended March 31, 2015

MCLEAN, Va., May 6, 2015 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq:GLAD) (the "Company") today announced earnings for its fiscal second quarter ended March 31, 2015. Please read the Company's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov, or from the Company's website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2015	December 31, 2014	Change	% Change

Total investment income	$ 9,223	$ 8,726	$ 497	5.7%
Total expenses, net of credits	(5,530)	(5,035)	495	9.8
Net investment income	3,693	3,691	2	0.1
Net investment income per common share	0.18	0.18	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized loss	(582)	(12,858)	(12,276)	(95.5)
Net unrealized appreciation	6,431	9,498	(3,067)	(32.3)
Net increase in net assets resulting from operations	9,542	331	9,211	NM
Weighted average yield on interest-bearing investments(A)	11.3%	11.5%	(0.2)%	(1.7)
Total dollars invested	$ 30,975	$ 61,465	$ (30,490)	(49.6)
Total dollars repaid	583	4,497	(3,914)	(87.0)

As of:	March 31, 2015	December 31, 2014	Change	% Change
Total investments, at fair value	$ 363,640	$ 326,624	$ 37,016	11.3%
Fair value, as a percent of cost	87.3%	84.6%	2.7%	3.2
Net asset value per common share	$ 9.55	$ 9.31	$ 0.24	2.6
Asset coverage ratio	215.1%	235.6%	(20.5)%	(8.7)
Number of portfolio companies	50	49	1	2.0

NM=Not Meaningful

(A) Excludes reserves on interest receivables and non-accrual loans.

Highlights for the Quarter: During the fiscal second quarter ended March 31, 2015, the following significant events occurred:

  Portfolio Activity: Gross originations of $31.0 million and net originations of $30.4 million for the quarter

New Originations:

  Invested $21.3 million in a combination of secured first lien term debt and equity co-investment in Precision Metal Hose, Inc., a global leader in the design, development, manufacture and support of performance critical flexible engineered solutions for the transfer of fluids and gases in extreme environments.

Follow-on Investments:

  Invested $6.6 million in a combination of secured second lien term debt and equity to support an acquisition by an existing portfolio company and funded $3.1 million through revolver draws and equity capital calls in existing portfolio companies.

  Recurring Distributions: Paid monthly distributions for each of January, February and March 2015 to common stockholders ($0.07 per common share) and to preferred stockholders ($0.140625 per share of the Company's 6.75% Series 2021 Term Preferred Stock).

Second Quarter 2015 Results: Net Investment Income for the quarters ended March 31, 2015 and December 31, 2014, were each $3.7 million, or $0.18 per share. Total investment income increased by 5.7% quarter over quarter primarily due to a higher weighted average principal balance outstanding on our interest bearing investment portfolio during the three months ended March 31, 2015, when compared to the three months ended December 31, 2014, or $334.6 million compared to $283.0 million, respectively. This was partially offset by an increase in interest expense quarter over quarter due to a higher outstanding balance throughout the period on our credit facility.

Net Asset Value per common share for the quarter ended March 31, 2015 increased to $9.55, compared to $9.31, from the December 31, 2014 quarter. The quarter over quarter increase is primarily due to a net increase of $6.5 million in net unrealized appreciation on investments during the period resulting from an increase in financial and operational performance of certain portfolio companies.

Subsequent Events: Subsequent to March 31, 2015, the following significant events occurred:

  Portfolio Activity: Received $3.3 million in scheduled and unscheduled principal repayments from existing portfolio companies, including $3.0 million from the sale of a syndicated second lien debt investment.

  Amendment and Extension of Revolving Credit Facility: Extended the revolving period of the credit facility by three years to January 2019 and the maturity date by approximately three years and five months to May 2020, reduced the interest rate on advances from 3.75% plus the one-month LIBOR to 3.25% plus the one-month LIBOR for the revolving period, and additionally amended certain other terms and conditions related to eligibility and concentration requirements.

  Distributions Declared: Declared the following monthly cash distributions to stockholders on April 14, 2015:
Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2021 Term Preferred Share
April 24	May 5	$ 0.07	$ 0.140625
May 19	May 29	0.07	0.140625
June 19	June 30	0.07	0.140625
Total for the Quarter		$ 0.21	$ 0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, May 7, 2015, at 8:30 a.m. EDT. Please call (855) 465-0177 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through June 7, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 16104950. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through July 7, 2015.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to small and medium sized businesses in the United States. Including dividends through today, the Company has paid 147 consecutive monthly or quarterly cash distributions on its common stock, which over the past five years total approximately $88.3 million, or $4.20 per share. Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company's most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended March 31, 2015, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries:
         Please visit www.gladstone.com or +1-703-287-5893.